Exhibit 10.14

SECOND AMENDMENT TO STOCK ISSUANCE AGREEMENT

This SECOND AMENDMENT TO STOCK ISSUANCE AGREEMENT (the “Amendment”) is effective as of November 8, 2017 (the “Amendment Effective Date”) by and between INTREXON CORPORATION, a Virginia corporation with offices at 20374 Seneca Meadows Parkway, Germantown, MD 20876 (“Intrexon”), and ORAGENICS, INC., a Florida corporation having its principal place of business at 4902 Eisenhower Boulevard, Suite 125, Tampa, FL 33634, U.S.A. (the “Company”). Intrexon on the one hand and the Company on the other hand may be referred to herein individually as a “Party”, and collectively as the “Parties.”

RECITALS

A. WHEREAS Intrexon, Intrexon’s wholly-owned subsidiary Intrexon Actobiotics NV, and the Company are parties to that certain Exclusive Channel Collaboration Agreement, effective June 9, 2015, as amended by that certain Amendment to Exclusive Channel Collaboration Agreement, effective May 10, 2017 (the “ECC Agreement”), pursuant to which Intrexon and Actobiotics collectively appointed the Company as their exclusive channel collaborator for developing and commercializing certain products in an exclusive field as defined by the ECC Agreement;

B. WHEREAS Intrexon and the Company are also parties to that certain Stock Issuance Agreement, effective June 9, 2015, as amended by that certain Amendment to Stock Issuance Agreement, effective May 10, 2017 (the “Stock Agreement”), pursuant to which Intrexon and the Company further defined certain rights and obligations of Intrexon and the Company in regards to equity of the Company potentially payable under the ECC Agreement;

C. WHEREAS Intrexon and the Company, in conjunction with concurrent amendment of the ECC Agreement effectuated under separate instrument of even date herewith (the “ECC Amendment”), now mutually desire to amend the Stock Agreement;

D. NOW, THEREFORE, Intrexon and the Company agree to amend the terms of the Stock Agreement as provided below, effective as of the Amendment Effective Date.

1. GENERALLY

1.1 Capitalized terms present within this Amendment that are not proper names or titles, that are not conventionally capitalized, or that are not otherwise defined within this Amendment shall have the meaning set forth in the Stock Agreement.

2. AMENDMENTS TO THE AGREEMENT

2.1 Purchase and Sale of Shares; Authorization of Issuance of Shares.

(a) Section 1.2 of the Stock Agreement is hereby replaced in its entirety with the following new Section 1.2:

1.2 Issuance of Shares upon Achievement of Commercialization Milestone Event. Subject to the terms and conditions of this Agreement and the Channel Agreement, upon the first attainment of Commercialization Milestone Event (as defined in the Channel Agreement), the Company has agreed to make certain milestone payments (each a “Milestone Payment” and together “Milestone Payments”), at the Company’s option either in the form of shares of Company Common Stock (based upon the Fair Market Value of the shares). In the event that the Company so elects to pay any one or more of the Milestone Payments in shares of Company Common Stock instead of in cash the terms of this Section 1.2 shall govern.

(a) In the event that the Company so elects in accord with Section 5.2 of the Channel Agreement to pay the Milestone Payment due for the first attainment of the Regulatory Approval Milestone Event (as defined in the Channel Agreement) in shares of Company Common Stock, then Company shall in accord with Sections 2.3 and 2.4 hereof issue to Intrexon, and/or to Subsidiary in whole or in part upon request by Intrexon in accord with Section 5.2 of the Channel Agreement, that number of shares of Company Common Stock having a Fair Market Value of twenty seven million five hundred thousand United States dollars ($27,500,000).

(b) In the event that the Company so elects in accord with Section 5.2 of the Channel Agreement to pay a Milestone Payment due for the first attainment of a New Indication Milestone Event (as defined in the Channel Agreement) in shares of Company Common Stock, then Company shall in accord with Sections 2.3 and 2.4 hereof issue to Intrexon, and/or to Subsidiary in whole or in part upon request by Intrexon in accord with Section 5.2 of the Channel Agreement, that number of shares of Company Common Stock having a Fair Market Value of five million United States dollars ($5,000,000).

(c) In the event that the Company so elects in accord with Section 5.2 of the Channel Agreement to pay a Milestone Payment due for the first attainment of a New Product Milestone Event (as defined in the Channel Agreement) in shares of Company Common Stock, then Company shall in accord with Sections 2.3 and 2.4 hereof issue to Intrexon, and/or to Subsidiary in whole or in part upon request by Intrexon in accord with Section 5.2 of the Channel Agreement, that number of shares of Company Common Stock having a Fair Market Value of five million United States dollars ($5,000,000).

The number of shares of Common Stock to be issued under each of subsections (a) through (c) of this Section 1.2 shall be rounded down to the nearest whole share. The event giving rise to an issuance of shares under subsections (a) through (c) of this Section 1.2 hereafter each generically shall be a “Milestone Event” and together generically, the “Milestone Events.” For clarity, shares issued under subsections (a) through (c) of this Section 1.2 may be issued entirely to Intrexon, entirely to Subsidiary, or in combination to Intrexon and Subsidiary; however, when issued in combination to Intrexon and Subsidiary, the total and collective number of shares issued to Intrexon and Subsidiary for the respective Milestone Event shall not exceed the amount that would have been issued to Intrexon (or to Subsidiary) singly.

Defined terms not otherwise defined herein shall have the meaning set forth in the Channel Agreement.

(b) Section 1.3 of the Stock Agreement is hereby replaced in its entirety with the following new Section 1.3:

1.3 Determination of Fair Market Value for Milestones. “Fair Market Value” as used in this Agreement with respect to the payments to Intrexon made under Sections 1.2(a) through 1.2(c) means the value of the issued shares of Company’s Common Stock using published market data of the share price for Company’s Common Stock at the close of market on the business day immediately preceding the date of the Milestone Payment.

3. MISCELLANEOUS

3.1 Full Force and Effect. This Amendment amends the terms of the Stock Agreement and is deemed incorporated into the Stock Agreement. The provisions of the Stock Agreement as amended remain in full force and effect.

3.2 Entire Agreement. This Amendment, together with the Stock Agreement, the ECC Amendment, and the ECC Agreement, constitutes the entire agreement, both written and oral, between the Parties with respect to the subject matter hereof, and any and all prior agreements with respect to the subject matter hereof, either written or oral, expressed or implied, are superseded hereby, merged and canceled, and are null and void and of no effect.

3.3 Counterparts. This Amendment may be executed in one or more counterparts, each of which will be an original and all of which together will constitute one instrument.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, Intrexon and the Company have executed this Amendment by their respective duly authorized representatives as of the Amendment Effective Date.

INTREXON CORPORATION	ORAGENICS, INC.

By: /s/ Donald P. Lehr Name: Donald P. Lehr Title: Chief Legal Officer	By: /s/ Alan Joslyn Name: Alan Joslyn Title: Chief Executive Officer

Signature Page to Amendment to Stock Issuance Agreement